COLLABORATION AND SUPPLY AGREEMENT

THIS COLLABORATION AND SUPPLY AGREEMENT (this "Agreement") dated as of October 22, 2013 (the "Effective Date"), is entered into between Nutech Medical, Inc., an Alabama corporation ("Nutech"), having a place of business at 2641 Rocky Ridge Lane, Birmingham, Alabama 35216, and BioPharmX, Inc., a Delaware corporation ("BioPharmX"), having a place of business at 1098 Hamilton Court, Menlo Park, California 94025.

WHEREAS, Nutech has rights in, and provides supply of, the Allograft (as defined below).

WHEREAS, BioPharmX desires to collaborate with Nutech to develop Products (as defined below) for use in the BioPharmX Field and Nutech Field.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree as follows:

1. DEFINITIONS

1.1 "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least forty percent (40%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2 "Allograft" shall mean the allograft material conforming to the specifications set forth on Exhibit A.

1.3 "BioPharmX Field" shall mean all dermatology markets, including without limitation dermal filler aesthetics and medicated bandages.

1.4 "BioPharmX IP" shall mean, collectively, the BioPharmX Patents and the BioPharmX Know-How.

1.5 "BioPharmX Know-How" shall mean all trade secret and other know-how, including information, data, formulae, methods, procedures, protocols, techniques and results of experimentation and testing, in each case which is owned or controlled by BioPharmx and which consists of or is related to Allograft or a product or method using Allograft, including without limitation the manufacture, collection or use thereof.

1.6 "BioPharmX Patents" shall mean (a) all patent applications and patents that heretofore or hereafter are owned by BioPharmX that claim or cover Allograft or a product or method using Allograft, including without limitation the manufacture, collection or use thereof, (b) all patents that have issued or in the future issue from such patent applications, including utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patent applications and patents.

1.7 "BioPharmX Product" shall mean any product developed and/or commercialized as a result of the activities under this Agreement by BioPharmX (or its Affiliate or sublicensee) that incorporates Allograft, and is for use in the BioPharmX Field or the Other Field. BioPharmX Products shall not include products existing as of the date of this Agreement, and/or products that do not contain any Nutech IP or Collaboration IP and were developed outside the scope of this Agreement. BioPharmX Products in the BioPharmX Field may contain Nutech IP, BioPharmX IP, and/or Collaboration IP, but BioPharmX Products for use and distribution in the Other Field may not contain Nutech IP unless set forth in a written amendment to this Agreement as referenced in Section 4.4.

1.8 "Collaboration IP" shall mean, collectively, the Collaboration Patents and the Collaboration Know-How.

1.9 "Collaboration Know-How" shall mean all trade secret and other know-how, including information, data, formulae, methods, procedures, protocols, techniques and results of experimentation and testing, in each case which is first conceived, developed or reduced to practice by either or both parties as part of the efforts set forth in the Development Plan.

1.10 "Collaboration Patents" shall mean (a) all patent applications that claim or cover an invention or discovery first conceived, developed or reduced to practice by either or both parties as part of the efforts set forth in the Development Plan, (b) all patents that have issued or in the future issue from such patent applications, including utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patent applications and patents.

1.11 "Confidential Information" shall mean, with respect to a party, all information of any kind whatsoever, and all tangible and intangible embodiments thereof of any kind whatsoever, which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without access to or use of such information disclosed by the disclosing party to the other party.

1.12 "Development Plan" shall mean the discovery plan set forth on Exhibit B.

1.13 "Field" shall mean, collectively, the BioPharmX Field, Nutech Field and Other Field.

1.14 "First Commercial Sale" shall mean, with respect to any Product, the first sale of such products for use in the clinical treatment of a human patient.

1.15 "Net Sales" shall mean, with respect to any Product, the invoiced sales price of such Product billed to independent customers who are not Affiliates, less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, out-dated, rejected or returned Product; (b) actual freight and insurance costs incurred in transporting such Product to such customers; (c) cash, quantity and trade discounts and other price reductions; (d) sales, use, value-added and other direct taxes incurred; and (e) customs duties , surcharges and other governmental charges incurred in connection with the exportation or importation of such Product.

1.16 "Nutech Field" shall mean all surgical, wound healing, and burn markets.

1.17 "Nutech IP" shall mean, collectively, the Nutech Patents and the Nutech Know-How.

1.18 "Nutech Know-How" shall mean all trade secret and other know-how, including information, data, formulae, methods, procedures, protocols, techniques and results of experimentation and testing, in each case which is owned or controlled by Nutech and which consists of or is related to Allograft or a product or method using Allograft, including without limitation the manufacture, collection or use thereof.

1.19 "Nutech Patents" shall mean (a) all patent applications and patents that heretofore or hereafter owned by Nutech that claim or cover Allograft or a product or method using Allograft, including without limitation the manufacture, collection or use thereof, (b) all patents that have issued or in the future issue from such patent applications, including utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patent applications and patents.

1.20 "Nutech Product" shall mean any product developed and/or commercialized as a result of the activities under this Agreement by Nutech (or its Affiliate or sublicensee) that incorporates Allograft and is for use in the Nutech Field or the Other Field. Nutech Products shall not include products existing or in development as of the date of this Agreement or products that do not contain any BioPharmX IP or Collaboration IP and were developed outside the scope of this Agreement. Nutech Products in the Nutech Field may contain Nutech IP, BioPharmX IP, and/or Collaboration IP, but Nutech Products for use and distribution in the Other Field may not contain BioPharmX IP unless set forth in a written amendment to this Agreement as referenced in Section 4.4.

1.21 "Other Field" shall mean a field of use other than the BioPharmX Field or Nutech Field.

1.22 "Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.23 "Products" shall mean, collectively, the BioPharmX Products and Nutech Products.

1.24 "Registration(s)" shall mean any and all permits, licenses, authorizations, registrations or regulatory approvals (including NDAs) required and/or granted by any Regulatory Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of any product.

1.25 "Regulatory Authority(ies)" shall mean, collectively, (a) the governmental entities in each country or supranational organization that is responsible for the regulation of any Product intended for use in the Field (including the FDA, the EMA and the MHLW), or (b) any other applicable regulatory or administrative agency in any country or supranational organization that is comparable to, or a counterpart of, the foregoing.

1.26 "Territory" shall mean worldwide.

1.27 "Third Party" shall mean any Person other than Nutech, BioPharmX and their respective Affiliates.

2. REPRESENTATIONS AND WARRANTIES

2.1 Mutual Representations and Warranties. Each party hereby represents and warrants to the other party as follows:

2.1.1 Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

2.1.2 Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3 No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4 No Conflict. The execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

2.2 Allograft IP. Certain intellectual property rights covering Allograft or its manufacture or use (the "Allograft IP") may reside with NuCel, LLC and Nutech Spine, Inc. (collectively, the "Licensors"). Nutech represents and warrants that prior to the Effective Date it has obtained from the Licensors an exclusive right to the Allograft IP for the BioPharmX Field, and a non-exclusive license commensurate with the rights

granted under this Agreement, and has the right to grant a sublicense to BioPharmX commensurate with the rights granted under this Agreement directly from Nutech. During the term of this Agreement, Nutech will ensure that such license from the Licensors remains in full force and effect. Nutech further acknowledges and agrees that the Allograft IP is included in the Nutech Know-How and Nutech Patents for purposes of the license and other rights granted herein.

3. DEVELOPMENT

3.1 Overview. The parties desire to apply their respective technology and expertise to discover and develop Products in the Field. Each Party shall have responsibilities under the collaboration in accordance with the allocation of duties set forth in the Development Plan. While the parties contemplate the free exchange of BioPharmX IP and Nutech IP, unless specifically set forth in the Development Plan, nothing in this Agreement shall require either party to disclose any particular items of Confidential Information. Each party shall assign responsibilities for the various operational aspects of the work under the Development Plan to those portions of its organization that have the appropriate resources, expertise and responsibility for such functions. The parties shall strive to balance as best as they can the legitimate interests and concerns of the parties and to realize the full economic potential of each Product taking into account the risks and costs of further development and commercialization.

3.2 Development Plan. The parties have agreed in writing upon an initial plan for the research and development to be carried out by the parties which is set forth on Exhibit B and incorporated herein by reference. The Development Plan includes each party's respective obligations and timelines for completion of key stages. The parties shall review the Development Plan at least semiannually and may propose revised versions of the Development Plan. Once approved by the parties in writing, such revised Development Plan shall replace the prior Development Plan. If the terms of the Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

3.3 Conduct of Research. The parties shall use commercially reasonable efforts to conduct their respective tasks set forth in the Development Plan and shall conduct such tasks in good scientific manner, and in compliance in all material respects with the requirements of applicable laws, rules and regulations and all applicable good laboratory practices. Each party shall bear its costs and expenses associated with performing its tasks under the Development Plan, provided that (a) Nutech will provide at its expense all amounts of Allograft reasonably required to conduct the Development Plan through pre-clinical work, and (b) BioPharmX will provide at its expense all other materials reasonably required to conduct the Development Plan through pre-clinical work. Each party shall provide to the other all expertise, technology, documentation and prior clinical studies in its control that are necessary or useful to support and further the Development Plan.

3.4 Clinical Development. BioPharmX shall be responsible at its costs and expense for the clinical development of the BioPharmX Products. Nutech shall be responsible at its costs and expense for the clinical development of the Nutech Products.

3.5 Reports; Regulatory Information Exchange. Each party shall report to the other party in writing, no less than once per quarter, all relevant information and results and data obtained from the conduct of the Development Plan. Each party shall inform and provide reasonable consultation with the other party with respect to any submissions to a Regulatory Authority for a Product. If either party obtains a Registration for a Product, such party hereby grants to the other party a free-of-charge right to reference and use and have full access to such Registration and all other regulatory documents that relate to the Products, including INDs, BLAs, NDAs and DMFs (whether as an independent document or as part of any NDA, and all chemistry, manufacturing and controls information), and any supplements, amendments or updates to the foregoing (for the purposes of this Section, the "Right of Reference"). Each party shall have the right to (sub)license the Right of Reference to its sublicensees and Affiliates. Each party shall promptly notify the other party of any written or oral notices received from, or inspections by any Regulatory Authority relating to any Registrations, and shall promptly inform the other party of any responses to such written notices or inspections and the resolution of any issue raised by such Regulatory Authority.

3.6 Third Party IP. The parties will work together to identify any patents or other intellectual party owned by a Third Party that may be necessary or useful for the conduct of the Development Plan or the commercialization of any resulting Products.

3.7 Access to Manufacturers. Each party shall use its commercially reasonable efforts to provide access to the other party to any suppliers of materials necessary for a Product for use in the other party's Field.

4. LICENSE GRANT

4.1 Development License. BioPharmX hereby grants to Nutech under the BioPharmX IP a nonexclusive license to conduct Nutech's activities under the Development Plan. Nutech hereby grants to BioPharmX under the Nutech IP a nonexclusive license to conduct BioPharmX's activities under the Development Plan.

4.2 Commercialization Licenses.

4.2.1 BioPharmX hereby grants to Nutech under the BioPharmX IP an exclusive license (with the right to grant sublicenses) to research, develop, make, use, sell, offer for sale and import Nutech Products in the Nutech Field.

4.2.2 BioPharmX hereby grants to Nutech under the Collaboration IP (a) an exclusive license (with the right to grant sublicenses) to research, develop, make, use, sell, offer for sale and import Nutech Products in the Nutech Field, and (b) a nonexclusive license (with the right to grant sublicenses) to research, develop, make, use, sell, offer for sale and import Nutech Products in the Other Field.

4.2.3 Nutech hereby grants to BioPharmX under the Nutech IP an exclusive license (with the right to grant sublicenses) to research, develop, make, use, sell, offer for sale and import BioPharmX Products in the BioPharmX Field.

4.3 Overlapping Fields. If either party believes that the BioPharmX Field overlaps with the Nutech Field, then the parties shall meet and negotiate in good faith to resolve such issue consistent with the parties' marketing and sales channels.

4.4 Other Fields. If either party desires to research, develop or commercialize a Product in the Other Field and it is necessary to license the other party's IP in order to engage in such efforts, then such party shall notify the other party and the parties shall negotiate in good faith and attempt to reach mutual agreement on the terms and conditions regarding such license. If the parties are able to reach mutual agreement, then the parties will execute a written amendment to this Agreement setting forth such terms and conditions, including the applicable Other Field, under which such party's IP will be licensed.

4.5 Sublicenses. Each party shall give the other party prompt written notice of any sublicenses granted under this Agreement. Each sublicense shall be subject to the terms and conditions of this Agreement.

5. INTELLECTUAL PROPERTY

5.1 Ownership of IP. BioPharmX shall be and remain the sole owner of the BioPharmX IP. Nutech shall be and remain the sole owner of the Nutech IP. BioPharmX shall be the sole owner of the Collaboration IP, subject to the licenses to Nutech set forth in Section 4.2.

5.2 Prosecution and Maintenance. BioPharmX shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of the Collaboration IP. BioPharmX shall give Nutech an opportunity to review and comment on the text of each patent application within the Collaboration Patents before filing, and shall provide Nutech with a copy of such patent application as filed, together with notice of its filing date and serial number. BioPharmX shall further provide Nutech with copies of all communications (including, but not limited to Office Actions) from the USPTO or any international patent office and give Nutech an opportunity to review and comment on the response to each such communication before the response is filed. Nutech shall cooperate with BioPharmX, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of the Collaboration Patents. In the event that there is an infringement on Collaboration Patents in Nutech's Field which results in a recovery of damages by Nutech, Nutech agrees to share in the legal expenses associated with the prosecution and maintenance of such Collaboration Patents up to the lesser of the infringement damages recovered by Nutech or 50% of all legal expenses associated with the prosecution and maintenance of such Collaboration Patents.

5.3 Enforcement.

5.3.1 Each party shall notify the other party of any infringement in the Territory known to such party of any Collaboration Patents and shall provide the other party with the available evidence, if any, of such infringement.

5.3.2 With respect to any infringement of the Collaboration Patents in the Nutech Field, Nutech, at its sole expense, shall have the right to determine the appropriate

course of action to enforce the Collaboration Patents or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the Collaboration Patents, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Collaboration Patents, and shall consider, in good faith, the interests of BioPharmX in so doing. Any damages recovered as a result of such actions shall belong solely to Nutech. If Nutech does not, within sixty (60) days of receipt of notice from BioPharmX, abate the infringement or file suit to enforce the Collaboration Patents against the infringing party, BioPharmX shall have the right to take whatever action it deems appropriate to enforce the Collaboration Patents and any damages recovered from those efforts shall belong to BioPharmX.

5.3.3 With respect to any infringement of the Collaboration Patents in the BioPharmX Field, BioPharmX, at its sole expense, shall have the right to determine the appropriate course of action to enforce the Collaboration Patents or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the Collaboration Patents, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Collaboration Patents, and shall consider, in good faith, the interests of Nutech in so doing. Any damages recovered as a result of such actions shall belong solely to BioPharmX. If BioPharmX does not, within sixty (60) days of receipt of notice from Nutech, abate the infringement or file suit to enforce the Collaboration Patents against the infringing party, Nutech shall have the right to take whatever action it deems appropriate to enforce the Collaboration Patents and any damages recovered from those efforts shall belong to Nutech.

5.3.4 Nutech and BioPharmX shall reasonably cooperate with each other in the planning and execution of any action to enforce the Collaboration Patents. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the other party.

6. SUPPLY

Nutech shall use its best efforts to collect, sell and deliver, and BioPharmX shall purchase from Nutech, such Allograft as BioPharmX orders from time to time on the terms and subject to the conditions set forth below:

6.1 Price. With respect to all Allograft provided by Nutech to BioPharmX under this Agreement, excluding that used under the Development Plan, BioPharmX shall pay to Nutech a price equal to the quarterly average production cost per useable unit of Allograft, including the cost of failed or unuseable donors or lots, plus ten (10%) percent. In the first quarter of Allograft production the price is to be initially set based on Nutech's reasonable estimate, and in subsequent quarters initially set based on the average costs for the prior quarter, and then trued up based on actual costs at the end of the quarter.

6.1.1 Audit. Upon written request of BioPharmX and not more than once per quarter, Nutech shall permit an independent certified public accounting firm of nationally recognized standing selected by BioPharmX, not regularly used by BioPharmX for

other purposes, and reasonably acceptable to Nutech, at BioPharmX's expense, to have access during normal business hours to such of the records of Nutech as may be reasonably necessary to verify the accuracy of the average production cost for Allograft as referenced in Section 6.1. The accounting firm shall disclose to BioPharmX only whether or not the average production costs for each quarter are correct and the amount of any discrepancies. No other information shall be shared.

6.1.2 If such accounting firm concludes that the average production cost for Allograft was lower than previously indicated by Nutech in any quarter, it shall provide Nutech with a complete copy of its report and allow Nutech thirty (30) days to review the report. Unless Nutech challenges the accuracy of the report, Nutech shall reimburse BioPharmX for any excess charges within thirty (30) days of the date BioPharmX delivers to Nutech such accounting firm's written report so concluding. The fees charged by such accounting firm shall by paid by BioPharmX; provided, however, if the audit correctly discloses that the average product cost charged are more than one hundred ten percent (110%) of the actual average production cost for any quarter, then Nutech shall pay the reasonable fees and expenses charged by such accounting firm. If such accounting firm concludes that the average production cost for Allograft was higher than previously indicated by Nutech in any quarter, BioPharmx shall reimburse Nutech for any additional amount due within thirty (30) days of the date BioPharmX delivers to Nutech such accounting firm's written report so concluding. If Nutech challenges the accounting firm's report, then the parties shall submit the matter to binding arbitration in a manner to be mutually agreed by the parties in good faith and the non-prevailing party shall pay the costs of the arbitration.

6.2 Delivery. All the Allograft supplied under this Agreement shall be shipped EXW (INCOTERMS 2010) from Nutech's facility located in Birmingham, Alabama. BioPharmX shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of the Allograft purchased by BioPharmX hereunder. Title and risk of loss and damages to the Allograft purchased by BioPharmX hereunder shall pass to BioPharmX upon receipt of the Allograft by carrier.

6.3 Sales and Use Taxes. BioPharmX shall pay any federal, state, county or municipal sales or use tax, excise or similar charge, or other tax assessment (other than that assessed against income), assessed or charged on the sale of the Allograft sold pursuant to this Agreement.

6.4 Payments. BioPharmX shall pay Nutech within forty five (45) days from date of the applicable invoice by Nutech to BioPharmX for all Allograft purchased hereunder. BioPharmX shall make all payments under the Agreement to Nutech in United States dollars by check or wire transfer to Nutech's account in a financial institution located in the United States. Such payments shall not be reduced or diminished by any banking or transfer fees associated with the wire transfer or check transaction.

6.5 Orders. BioPharmX shall make all purchases hereunder by submitting firm purchase orders to Nutech. Each such purchase order shall be in writing in a form reasonably acceptable to Nutech, and shall specify the quantity ordered, the transfer price

therefore under Section 6.1 above, the place of delivery and the required delivery date therefor, which shall not be less than thirty (30) days after the date of such purchase order. In the event of a conflict between the terms and conditions of any purchase order and this Agreement, the terms and conditions of this Agreement shall prevail. In the event Nutech is unable to fulfill all or part of any order, it shall notify BioPharmX as soon as it becomes aware it cannot fulfill the order.

6.6 Returned Allograft. If any Allograft does not conform to the specifications set forth on Exhibit A, and fails to pass BioPharmX's quality control BioPharmX shall return the nonconforming Allograft to Nutech in accordance with the reasonable instructions of Nutech or, on Nutech's request, dispose of such nonconforming Allograft. In both cases all costs shall be borne by Nutech. Should any Allograft be returned as provided above, Nutech shall replace the returned Allograft as soon as reasonably practicable. Such replacement Allograft shall be at no additional cost to BioPharmX if BioPharmX had previously paid Nutech for the returned Allograft.

6.7 Warranty. Nutech warrants that all the Allograft delivered to BioPharmX pursuant to this Agreement shall conform with the specifications set forth on Exhibit A, shall be free from defects in material and workmanship, and shall be manufactured in compliance with applicable laws and regulations in the United States and any other country to which Nutech and BioPharmX agree in writing. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NUTECH MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ALLOGRAFT. NUTECH DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.8 Allograft Control. Each Allograft shipped by Nutech shall contain numbers identifying lot number, expiry date for control purposes, and lot-specific quality control report.

6.9 Exclusivity. With respect to all Allograft provided by Nutech to BioPharmX under this Agreement, BioPharmX will be Nutech's exclusive supply partner in the field of dermatology. Nutech will not sell Allograft to any third party for use in the BioPharmX Field. With respect to all Allograft purchased by BioPharmX for use in the BioPharmX Products, Nutech shall be BioPharmX's exclusive supplier as long as Nutech is able to meet BioPharmX's demand for product.

7. ROYALTIES

7.1 Royalty Rate. BioPharmX shall pay royalties to Nutech equal to three percent (3%) of Net Sales of BioPharmX Products by BioPharmX, its Affiliates and sublicensees in the Territory for use in the BioPharmX Field. Nutech shall pay royalties to BioPharmX equal to three percent (3%) of Net Sales of Nutech Products by Nutech, its Affiliates and sublicensees in the Territory for use in the Nutech Field. If either party, its Affiliates, or sublicensees commercialize a BioPharmX Product or a Nutech Product in an Other Field (as defined above), the commercializing party shall pay a royalty equal to three percent (3%) of Net Sales to the other party for the benefit of leveraging Collaboration IP.

7.2 Third Party Royalties. If either party, its Affiliates or sublicensees is required to pay royalties to any Third Party in order to exercise its rights hereunder to research, develop, make, use, offer for sale, sell or import its respective Product, then such party shall have the right to credit fifty percent (50%) of such Third Party royalty payments against the royalties owing to the other party under Section 7.1 above with respect to sales of such Product. Provided, however, (i) that each party shall inform the other immediately upon becoming aware of any intellectual property which may require such royalty payments, and each party warrants that it is not currently aware of any such intellectual property; (ii) that the parties shall collaborate in good faith to develop alternative techniques or formulations which would not require the payment of said royalties; and (iii) that in no event shall the provisions of this paragraph reduce the amount of the royalties paid to the other party under Section 7.1 above, with respect to sales of such Product, to less than 50% of the royalty that would otherwise be due.

8. ROYALTY PAYMENTS AND ACCOUNTING

8.1 Royalty Reports. During the term of this Agreement following the First Commercial Sale of a Product, each party shall furnish to the other party a quarterly written report showing in reasonably specific detail the calculation of royalties owing for the reporting period. With respect to sales of Products invoiced in United States dollars, all amounts shall be expressed in United States dollars. With respect to sales of Products invoiced in a currency other than United States dollars, all amounts shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading "Currency Trading" on the last business day of each month during the applicable calendar quarter. Reports shall be due on the ninetieth (90th) day following the close of each quarter. Each party shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

8.2 Audits.

8.2.1 Upon the written request of a party ("Payee") and not more than once in each calendar year, the other party ("Payor") shall permit an independent certified public accounting firm of nationally recognized standing selected by Payee, not regularly used by Payee for other purposes, and reasonably acceptable to Payor, at Payee's expense, to have access during normal business hours to such of the records of Payor as may be reasonably necessary to verify the accuracy of the royalty reports for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Payee only whether or not the reports are correct and the amount of any discrepancies. No other information shall be shared.

If such accounting firm concludes that additional royalties were owed during such period, it shall provide the Payor with a complete copy of its report and allow the Payor thirty (30) days to review the report; Unless Payor challenges the accuracy of the report, Payor shall pay the additional royalties within thirty (30) days of the date Payee delivers to Payor such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by Payee; provided, however, if the audit correctly

discloses that the royalties payable by Payor for the audited period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then Payor shall pay the reasonable fees and expenses charged by such accounting firm. If Payor challenges the accounting firm's report, then the parties shall submit the matter to binding arbitration in a manner to be mutually agreed by the parties in good faith and the non-prevailing party shall pay the costs of the arbitration.

8.2.2

8.3 Confidential Financial Information. Payee shall treat all financial information subject to review under this Section 8 as confidential and subject to the restrictions of Section 9 below, and shall cause its accounting firm to retain all such financial information in confidence under Section 9 below.

8.4 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 8.1 above shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date. Royalties are payable and due with no "right to offset" in the event royalties are owed from BioPharmX to Nutech and from Nutech to BioPharmX.

8.5 Withholding Taxes. The Payor shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by the Payor, its Affiliates or sublicensees, or any taxes required to be withheld by the Payor, its Affiliates or sublicensees, to the extent the Payor, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of the Payee such taxes, levies or charges. The Payor shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of the Payee by the Payor, its Affiliates or sublicensees. The Payor promptly shall deliver to the Payee proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

9. CONFIDENTIALITY

9.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all Confidential Information disclosed by the other party, and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, consultants, clinical investigators, contractors, (sub)licensees, distributors or permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such person or entity to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information. If any of the Confidential Information constitutes a trade secret under applicable law, the confidentiality obligations for such trade secrets shall continue for as long as they retain their status as trade secrets under applicable law.

9.2 Terms of this Agreement. Except as otherwise provided in Section 9.1 above, neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms of this transaction (as specified in Exhibit C), and each party may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

9.3 Permitted Disclosures. The confidentiality obligations contained in this Section 9 shall not apply to the extent that the receiving party (the "Recipient") is required (a) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a Product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

10. TERMINATION

10.1 Expiration. Subject to the provisions of Section 10.2 below, this Agreement shall expire when neither party has produced any Products that would require the payment of royalties under Section 7, or performed any material research & development, regulatory, or clinical activity relating to such Products, for a period of five (5) years.

10.2 Termination for Cause. A party may terminate this Agreement upon or after the material breach of this Agreement by the other party if the other party has not cured such material breach within ninety (90) days after written notice thereof by the non-breaching party; provided, however, if any material breach is not capable of being cured within such ninety (90) day period and the other party is diligently undertaking to cure such material breach as soon as commercially feasible thereafter under the circumstances, the non-breaching party shall have

no right to terminate this Agreement. If a breach is not capable of cure, the non-breaching party may terminate this Agreement immediately upon providing written notice to the other party.

10.3 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation to pay royalties accruing prior to such expiration or termination, and the provisions of Sections 5, 9, 11, and this Section 10.3 shall survive the expiration or termination of this Agreement. Following expiration or termination of this Agreement, except for use with Products existing as of the termination or expiration and for which a royalty continues to be paid, BioPharmX's license under the Nutech IP shall terminate and Nutech's license under the BioPharmX IP shall terminate. Following expiration or termination of this Agreement, Nutech shall have a paid up, non-exclusive license under the Collaboration IP in the Territory for use in the Nutech Field or Other Field.

11. INDEMNIFICATION

11.1 Indemnification. Each party shall defend, indemnify and hold the other party harmless from all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) resulting from any claims, demands, actions and other proceedings by any Third Party (a "Claim") to the extent resulting from such party's breach of a representation, warranty or covenant under this Agreement or from such party's research, development or commercialization of its Products, including, but not limited to a claim that the Product infringes the intellectual property rights of such third party.

11.2 Procedure. In the event of a Claim, a party (the "Indemnitee") that intends to claim indemnification under this Section shall promptly notify the other party (the "Indemnitor") of such Claim. The Indemnitor shall have the right to assume the defense thereof with counsel selected by the Indemnitor. The indemnity obligations under this Section shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such Claim, if prejudicial to its ability to defend such Claim, shall relieve such Indemnitor of any liability to the Indemnitee under this Section with respect thereto. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Claim.

12. MISCELLANEOUS

12.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing and addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

If to Nutech:	Nutech Medical, Inc. P.O. Box 36639 Birmingham, AL 35236 Attention: Howard Walthall
If to BioPharmX:	BioPharmX 1098 Hamilton Court Menlo Park, CA 94025 Attention: Anja Krammer

12.2 Assignment. Except as otherwise expressly provided under this Agreement neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 12.2 shall be void.

12.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

12.4 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied representations, agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement.

12.5 Independent Contractors. Each party hereby acknowledges that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior consent of the other party to do so.

12.6 Waiver. The waiver by a party of any right hereunder, or of any failure to perform or breach by the other party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other party hereunder whether of a similar nature or otherwise.

12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

NUTECH MEDICAL, INC.

By ____________________

Name Howard P. Walthall, Jr.

Title President

BIOPHARMX, INC.

By ____________________

Name Anja Krammer

Title President

2105270 v4

EXHIBIT A

Allograft Specifications

EXHIBIT B

Development Plan

EXHIBIT C

Public Communications